Exhibit 12

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

November ____, 2021

Cannagistics, Inc.

150 Motor Parkway

Suite 401

Hauppauge, NY

Attention: Jim Morrison, CEO

Dear Mr. Morrison:

You have requested our opinion with respect to certain matters in connection with the sale by Cannagistics, Inc., a Delaware corporation (the “Company”) of up to 100,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the Company’s Offering Circular on Form 1-A (the “Offering Circular”) to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Company’s Certificate of Incorporation; (ii) the Company’s Bylaws; and (iii) certain resolutions of the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon documents supplied by officers, directors and other representatives of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to you for filing as an exhibit to the Offering Circular. We hereby consent to the filing of this opinion as Exhibit 12 to the Offering Circular.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.